Exhibit 23.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Summit Materials, LLC

Washington, DC

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 23, 2012, with respect to the financial statements of Norris Aggregate Products, a division of Norris Asphalt Paving Co., included in the Registration Statement (Form S-4) of Summit Materials, LLC and Summit Materials Finance Corp. and related Prospectus for the registration of $250 million aggregate principal amount of 10.5% Senior Notes due 2020.

/s/ Clifton Larson Allen LLP

West Des Moines, Iowa

May 23, 2013